Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter dated January 20, 2021, relating to HighPoint Resources Corporation, included in Registration Statement Nos. 333-229431 and 333-217545 on Form S-8, as well as in the notes to the financial statements included therein, included in or made a part of this Current Report on Form 8-K, including any amendments thereto, of Bonanza Creek Energy, Inc., in accordance with the requirements of the Securities Exchange Act of 1934, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

April 1, 2021

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